Exhibit n.2.

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T +1 212 768 6700 F +1 212 768 6800	Salans FMC SNR Denton dentons.com

October 4, 2013

StoneCastle Financial Corp.

152 West 57th Street, 35th Floor

New York, NY 10019

Re:	Tax Opinion in Connection with Registration Statement for StoneCastle Financial Corp.

Dear Ladies and Gentlemen:

We have acted as tax counsel to StoneCastle Financial Corp., a Delaware corporation (the “Company”), in connection with the preparation of its Registration Statement on Form N-2 (the “Registration Statement”), relating to the registration of Common Stock of the Company. You have requested our opinion on certain Federal income tax matters in connection with the issuance of such securities pursuant to the Registration Statement.

In rendering this opinion, we have reviewed the Registration Statement, the Statement of Additional Information and such other documents as we have deemed necessary. In our review, we have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of any copies.

Based upon the foregoing, the discussion in the Prospectus and Statement of Additional Information under the caption “U.S. Federal Income Tax Considerations” (all of which are incorporated herein by reference), we are of the opinion that the Federal income tax discussions described in the Registration Statement under the caption “U.S. Federal Income Tax Considerations” are correct in all material respects and fairly summarize in all material respects the Federal income tax laws referred to therein.

If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, published rulings of the Internal Revenue Service (“IRS”), cases and other relevant authority. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. This opinion is not binding on the IRS, and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the IRS.

StoneCastle Financial Corp. October 4, 2013 Page 2	Salans FMC SNR Denton dentons.com

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Sincerely,

/s/ Dentons US LLP
Dentons US LLP